UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THRYV HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT DATED MAY 2, 2025
TO THE PROXY STATEMENT FOR THE
ANNUAL MEETING OF THRYV HOLDINGS, INC.
TO BE HELD JUNE 12, 2025

Explanatory Note

This supplement to the Proxy Statement dated April 30, 2025 of Thryv Holdings, Inc. (the “Company”) amends and restates the disclosure under the heading “Abstentions; Broker Non-Votes” as follows to correct the treatment of a broker non-vote on Proposal No. 4:

Abstentions; Broker Non-Votes

Abstentions occur when shares present at the Annual Meeting are marked “Abstain.” Under Delaware law, abstentions are counted as present and entitled to vote for purposes of determining whether a quorum is present. Abstentions are considered shares present and entitled to vote on Proposal No. 2, Proposal No. 3 and Proposal No. 4, and, thus, will have the same effect as a vote “Against” Proposal No. 2, Proposal No. 3 and Proposal No. 4. At the Annual Meeting, withhold votes will have no effect on Proposal No. 1.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because the broker did not receive voting instructions from the beneficial owner and lacked discretionary authority to vote the shares. Under Delaware law, broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum is present. However, brokers have limited discretionary authority to vote shares that are beneficially owned. While a broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only Proposal No. 2 is considered a routine matter, and brokers have discretionary authority to vote shares that are beneficially owned on Proposal No. 2. If a broker chooses not to vote shares for or against Proposal No. 2, it would have the same effect as a vote “Against” Proposal No. 2. The other proposals presented at the Annual Meeting are non-routine matters.  Broker non-votes will have no effect on Proposal No. 1 and Proposal No. 3 and will have the effect of a vote “Against” Proposal No. 4.

Required Vote

Proxies already received will continue to be voted as instructed unless otherwise revoked or changed by a subsequent proxy.  If you have already voted your shares and you do not wish to change your vote, you do not need to re-cast your vote.